Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
PERFORMANT FINANCIAL CORPORATION
Performant Financial Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
FIRST:    The name of the corporation is Performant Financial Corporation.
SECOND:    The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 8, 2003 under the name DCS Holdings, Inc.
THIRD:    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Third Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the corporation, as amended.
FOURTH:    The Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:
article I
The name of the corporation is Performant Financial Corporation (the “Corporation”).
article II
The registered agent and the address of the registered offices in the State of Delaware are:
Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
County of New Castle
article III
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).
article IV
A.Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 550,000,000, of which 500,000,000 shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”), and of which 50,000,000 shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the

Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting as one class.
B.Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
C.Common Stock.
1.Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.
2.Voting Rights. Except as otherwise required by law or the certificate of incorporation of the Corporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.
3.Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.
4.Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or the certificate of incorporation of the Corporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.
article V
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:
A.The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. In addition to any vote of the holders of any class or series of stock of the Corporation required by law or the certificate of incorporation of the Corporation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of a majority of the voting power of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting as one class; provided, however, that, with respect to the power of stockholders to adopt, amend or repeal the bylaws, from and after the Trigger Date (as defined in Article XII below), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting as one class, shall be required to adopt, amend or repeal the bylaws.
B.Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
C.The books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.
article VI
A.The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than five (5) nor more than fifteen (15) members. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the directors of the Corporation then in office. The Board of Directors, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director until his successor shall be duly elected and qualified or until his earlier resignation, removal from office, death or incapacity. Upon the effectiveness of this Third Amended and Restated Certificate of Incorporation (the “Effective Time”), the Board of Directors shall assign all members of the Board of Directors then in office to a class and those directors assigned to Class I shall hold office for a term expiring at the first regularly scheduled annual meeting of stockholders following the Effective Time, those directors assigned to Class II shall hold office for a term expiring at the second annual meeting of stockholders following the Effective Time, and those directors assigned to Class III shall hold office for a term expiring at the third annual meeting of stockholders following the Effective Time. At each succeeding annual meeting of stockholders, a number of directors equal to the number of directors whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.
B.Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by vote of the holders of the outstanding capital stock entitled to vote in the election of directors or by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, provided that that from and after the Trigger Date any such newly created directorship or vacancy shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director; and provided, further, that in filling any such newly created directorship or vacancy before or after the Trigger Date the Board of Directors shall comply with the Director Nomination Agreement, dated as of July 20, 2012, by and between the Corporation and Parthenon DCS Holdings, LLC. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires and until their successors are duly elected and have qualified or until their earlier resignation or removal. Additional directorships resulting from an increase in the number of directors pursuant to paragraph A of this Article VI shall be apportioned among the three classes as equally as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, or by the certificate of incorporation or the bylaws of the Corporation, may exercise the powers of the full board until the vacancy is filled.
C.Any director or the entire Board of Directors may be removed with or without cause by the vote of the holders of a majority of the voting power of the shares of capital stock entitled to vote generally in the election of directors; provided, however, that from and after the Trigger Date stockholders may effect such removal only for cause.
article VII
A.From and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken by any consent in writing by the stockholders without a meeting.
B.Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of a majority of the Board of Directors, or (ii) prior to the Trigger Date, by the Secretary of the Corporation at the request of the holders of more than fifty percent (50%) of the outstanding shares of Common Stock. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
C.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the bylaws of the Corporation.
D.A state or federal court located within the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forums for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said state or federal court having personal jurisdiction over the indispensible parties named as defendants therein. Any Person (as defined in Article XII below) purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VII, paragraph D.

article VIII
A.Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.
B.Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined in Article XII below), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
1.prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
2.upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers or (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
3.at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder; or
4.the stockholder became an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (b) would not, at any time within the three (3) year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
5.the business combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (a) constitutes one (1) of the transactions described in the second sentence of this paragraph, (b) is with or by a person who either was not an interested stockholder during the previous three (3) years or who became an interested stockholder with the approval of the Board of Directors, and (c) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one (1)) who were directors prior to any person becoming an interested stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one (1) transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation, or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph.
C.Definitions. For purposes of this Article VIII, references to:
1.“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
2.“associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
3.“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a.any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph B of this Article VIII is not applicable to the surviving entity.
b.Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c.Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii)-(v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the

Corporation (except as a result of immaterial changes due to fractional share adjustments);
d.Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e.Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections a-d above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
4.“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article VIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
5.“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (i) the Parthenon Entities (as defined in Article XII below), or (ii) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (ii) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
6.“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
a.beneficially owns such stock, directly or indirectly; or

b.has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or
c.has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of the immediately preceding subsection, or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
7.“person” means any individual, corporation, partnership, unincorporated association or other entity.
8.“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
9.“voting stock” means stock of any class or series entitled to vote generally in the election of directors.
article IX
A.Scope. The provisions of the Article IX are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each of the Parthenon Entities (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation.
B.Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

C.Amendment of this Article. No amendment or repeal of this Article IX in accordance with the provisions of Article XI shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal.
article X
A.Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
B.Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any individual made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, any predecessor of the corporation or any subsidiary or Affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation (including the heirs, executors, administrators or estate of such individual). The Corporation shall indemnify any individual made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation, any predecessor to the Corporation or any subsidiary or Affiliate of the Corporation (including the heirs, executors, administrators or estate of such individual), as and to the extent (and on the terms and subject to the conditions) set forth in the bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such individual.
C.Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such individual in any such capacity or arising out of such individual’s status as such, whether or not the Corporation would have the power to indemnify such individual against such expense, liability or loss under the DGCL.
D.Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.
article XI
The Corporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in the certificate of incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provisions of paragraph A of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and Article XII may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by the certificate of incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as one class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as one class, at a meeting of the stockholders called for that purpose.
article XII
For purposes of this certificate of incorporation, the following capitalized terms shall have the meaning set forth below:
A.“Affiliate” means, respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; the term “control” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled,” “controlling” and “Affiliated” shall have meanings correlative to the foregoing.
B.“Beneficially Own” means that a specified Person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Corporation.
C. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
D.“Parthenon Entities” means PCP Managers, LLC and its successors and Affiliates.
E.“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
F.“Trigger Date” means the first date on which the Parthenon Entities cease, collectively, to Beneficially Own more than fifty percent (50%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
FIFTH:    This Third Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation.
SIXTH:    This Third Amended and Restated Certificate of Incorporation was duly adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. Written consent of the stockholders has been given with respect to this Third Amended and Restated Certificate of Incorporation in

accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice of the amendments reflected herein has been given to all stockholders who did not consent in writing to such amendments, as provided in Section 228.
IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 14th day of August, 2012.
PERFORMANT FINANCIAL CORPORATION
By: /s/ Lisa C. Im
    Lisa C. Im
    Chief Executive Officer